Exhibit 99.2

Wells Real Estate Fund V, L.P. Fact Sheet	V

DATA AS OF MARCH 31, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 3/31/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
10407 Centurion Parkway North	81%	62%	6/8/92	$8,401,656	N/A	N/A	N/A
Hartford	SOLD	46%	12/29/93	$6,941,504	8/12/03	$8,925,000	$3,780,406
Marathon	SOLD	16%	9/16/94	$8,279,421	12/29/04	$10,250,000	$1,634,039
Stockbridge Village II	SOLD	46%	11/12/93	$2,945,262	4/29/04	$2,740,385	$1,255,410
Village Overlook	SOLD	62%	9/14/92	$4,143,089	9/29/03	$5,300,000	$3,113,729
WEIGHTED AVERAGE	81%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 1992 – March 1993

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for operating distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	89% to 11%

AMOUNT RAISED	$17,006,020

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund V is in the disposition-and-liquidation phase of its life cycle. We have sold four assets, and the 10407 Centurion Parkway North asset is currently under contract for sale. While there is no guarantee that the sale transaction will close, it would provide a desirable conclusion to the ongoing re-leasing efforts over the past year, and would represent the sale of the last asset in the Fund.

With the last income-producing property remaining in the Fund under contract for sale, the General Partners are currently reserving operating cash and the remaining net sale proceeds from the sale of the Marathon building to fund the potential re-leasing costs for the remaining vacancy at 10407 Centurion Parkway North, should the proposed sale not close. We anticipate that operating distributions will be reserved in the near- term, given the anticipated property sale. Once the details surrounding the potential sale of the 10407 Centurion Parkway North building becomes known, the General Partners will evaluate when further distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund V, L.P. Fact Sheet	V

DATA AS OF MARCH 31, 2006

Property Summary

•	The 10407 Centurion Parkway North building is currently 81% leased, and we began marketing the asset for sale during the fourth quarter 2005. As noted previously, the building is currently under contract for sale.

•	The Hartford property was sold in 2003, delivering allocated net sale proceeds of $3,780,406 to the Fund. The General Partners have used $1,208,623 to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon and 10407 Centurion Parkway North properties. In addition, $1,507,001 of the net sale proceeds was distributed to the limited partners in January 2004. The remaining proceeds of $1,064,782 were distributed in November 2004.

•	The Marathon property was sold in December 2004, following the restabilization of the asset with two long-term leases. Of the net sale proceeds, $1,634,039 was allocated to Fund V, and $470,882 has been used to fund re-leasing costs at 10407 Centurion Parkway North and operating costs for the Fund. In addition, $838,660 was distributed to the limited partners in May 2005. The remaining proceeds of $324,497 are being reserved to fund the re-leasing costs for the vacancy at 10407 Centurion Parkway North if the proposed sale does not close.

•	The Stockbridge Village II property was sold on April 29, 2004, and $1,255,410 in net sale proceeds has been allocated to the Fund. These proceeds were distributed to the limited partners in May 2005.

•	Village Overlook was sold in 2003, and $3,113,729 of the net sale proceeds was allocated to the Fund. In addition, $636,581 has been used to fund the Partnership’s pro-rata share of operating expenses, re-leasing costs, and capital expenditures at the Marathon and 10407 Centurion Parkway North properties. Net sale proceeds of $2,221,218 were distributed to the limited partners in November 2004, and the remaining proceeds of $255,929 were distributed in May 2005.

For a more detailed annual financial report, please refer to

Fund V’s most recent 10-Q filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$6.42	N/A	$4.20	$4.09
PER “B” UNIT	$10	$0.00	$5.85	$4.14	$4.09

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Class A units to Class B units, or vice versa, under the Partnership agreement.

(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	—	—	—	—
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	2.50%	2.50%	2.00%	Reserved	1.75%
2002	7.25%	6.50%	6.50%	2.50%	5.69%
2001	7.00%	7.00%	7.75%	7.25%	7.25%
2000	6.19%	7.50%	7.51%	7.75%	7.24%
1999	7.29%	7.75%	7.71%	7.77%	7.63%
1998	7.44%	7.73%	7.62%	7.03%	7.46%
1997	6.78%	7.04%	7.17%	7.44%	7.11%
1996	6.64%	6.17%	6.86%	6.39%	6.52%
1995	6.10%	7.55%	6.38%	6.43%	6.62%
1994	3.82%	5.67%	5.55%	5.28%	5.08%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003		2002	2001	2000
-13.26%*	9.78%	-39.26	%*	0.00%	0.99%	0.00%

*	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ1-06LP06-04 (2157)	© 2006 Wells Real Estate Funds